Exhibit 99.1

KULR and Forge Nano Form a Strategic Partnership for Enhanced Battery Safety and Performance

A Partnership Estimated at $3.5 Million to $5 Million Incorporates KULR ONE Design Solutions with Forge Nano’s Battery Cells

SAN DIEGO / GLOBENEWSWIRE / September 26, 2023 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a global leader in sustainable energy management, today announced that it has entered into a Memorandum of Understanding (MOU) with Forge Nano, a global leader in precision nanocoating technology. The strategic partnership, initially estimated at a $3.5 million to $5 million revenue opportunity, will combine KULR ONE Design Solutions offerings that include cell characterization and advanced automated battery cell screening capabilities with Forge Nano's proprietary Atomic Layer Deposition (ALD) coating process, tactically deploying the respective companies’ breakthroughs to OEM partners’ batteries with unmatched safety and efficiency.

This strategic partnership will start with the assessment of Forge Nano’s premium battery cells for space and US Department of Defense (DoD) applications employing KULR’s automated cell screening to measure voltage, temperature, and impedance of individual battery cells, analyzing the data to identify potential issues and optimizing battery cell performance compliant within the strict NASA flight specification EP-WI-037 crucial for ensuring safety and reliability. Last month, KULR announced it had secured a third order for automated battery cell screening services from NASA. The Company’s modular screening technology allows for ease of scalability as will be required for the upcoming partnership as volume of screened cells increases.

Recently, the U.S. Department of Energy announced it intends to make available a second round of funding to support U.S. battery production and recycling. The announcement of this additional $3 billion in Bipartisan Infrastructure Law funding is welcome news to American businesses seeking to produce North American–made batteries. KULR believes that this partnership is well positioned to ensure that US-based battery production value chain redefines industry standards in battery safety and performance.

Forge Nano, with its commitment to piloting American-made batteries, has been at the forefront of exploring diverse silicon materials for enhanced battery application. KULR believes that their vision and commitment align seamlessly with KULR's recognized space-proven solutions and comprehensive market presence in energy storage systems, e-mobility, transportation logistics, battery safety testing, vibration reduction services and aerospace and defense applications.

Earlier this year, Forge Nano raised $50 million to build out battery production lines to meet growing demand. To date the Colorado based company has raised over $95 million, supporting the buildout of a new 1 GWh (gigawatt-hour) battery production line to satisfy increased demand for its premium battery cells.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

About Forge Nano

Forge Nano is a rapidly growing specialty chemical developer and product commercialization partner. The company has commercialized Atomic Layer Deposition (ALD) technology for powders and has become the undisputed leader in materials science innovation and commercialization using ALD. Their commercial-scale ALD technology, known as Atomic ArmorTM, is being implemented worldwide, particularly in Li-ion batteries, where it is being used to improve product performance and reduce process costs. Forge Nano is committed to creating a robust and resilient North American supply chain for Li-ion batteries and is utilizing Atomic Armor to provide differentiation in cost, performance, safety, and sustainability. To learn more, please visit www.ForgeNano.com.

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Annual Report Form 10-K filed with the Securities and Exchange Commission on March 28, 2023, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. Except as required by law, we assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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